As filed pursuant to Rule 424(b)(2) Registration No. 333-130580
PRICING SUPPLEMENT (To Prospectus dated December 21, 2005)
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Debt Securities	$1,000,000,000	$107,000
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(1) Calculated in accordance with Rule 457(r) of the Securities Act. (2) Paid herewith.
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Registration No. 333-130580 MTN No. 612 Rule 424(b)(2)
PRICING SUPPLEMENT No. 2 Dated August 2, 2006 (To Prospectus dated December 21, 2005)
HSBC F I N A N C E C O R P O R A T I O N Medium Term Notes Due Nine Months or More from Date of Issue Floating Rate Notes
Principal Amount:	$1,000,000,000
Denomination Size:	USD 100,000 minimum denomination USD 1,000 integral multiple thereafter
Price to Public: 100.000%		Proceeds to HSBC: 99.750%
Issue Date: August 9, 2006		Stated Maturity: August 9, 2011
Redeemable On or After: Not Applicable
Initial Interest Rate: To be determined on August 7, 2006
Interest Rate Basis: LIBOR Telerate
Index Maturity: Three Months
Spread or Spread Multiplier: Plus .21% (+21 basis points)

Interest Payment Dates: Quarterly on the 9th of each of November, February, May and August, commencing November 9, 2006, and the Stated Maturity. If said day is not a Business Day, such interest payment date shall be postponed to the next succeeding Business Day except if such day falls in the next calendar month, such Interest Payment Date will be the immediately preceding day that is a Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.
Interest Reset Date: Quarterly on each Interest Payment Date.
Interest Determination Date: The Second London Business Day prior to each Interest Payment Date.
Agents	Principal Amount Purchased
HSBC Securities (USA) Inc.	$850,000,000	DTC 2467
BNP Paribas Securities Corp.	$30,000,000
Bear, Stearns & Co. Inc.	$30,000,000
Commerzbank Capital Markets Corp.	$30,000,000
LaSalle Financial Services, Inc.	$30,000,000
Merrill Lynch, Pierce Fenner & Smith Incorporated	$30,000,000
Agent's Discount or Commission: .250%	CUSIP: 40429JAS6